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                                                                    EXHIBIT 23.a

                          INDEPENDENT AUDITORS' CONSENT

        We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-111179 of Conexant Systems, Inc. on Form S-4 of our report dated October 27, 2003, except for Note 18, as to which the date is November 3, 2003 (which report expresses an unqualified opinion and includes explanatory paragraphs referring to a restatement to report the June 27, 2003 spin-off of the Mindspeed Technologies business as discontinued operations and a change in accounting method), appearing in the Annual Report on Form 10-K of Conexant Systems, Inc. for the year ended September 30, 2003 and to the reference to us under the heading "Experts" in the Joint Proxy Statement/Prospectus, which is part of this Registration Statement.


/s/ DELOITTE & TOUCHE LLP

Costa Mesa, California
January 13, 2004